Exhibit 99.1

Bemis Agrees to Sell its Pressure Sensitive Materials Business to Platinum Equity

Neenah, Wisconsin, September 8, 2014 - Bemis Company, Inc. (NYSE:BMS) announced today that it has reached an agreement to sell its global Pressure Sensitive Materials business (known as “MACtac”) to Platinum Equity, a California-based private equity firm, for a purchase price of $170 million.  This transaction, which is subject to customary closing conditions and regulatory approval, is expected to close during the fourth quarter of 2014.  The Company plans to use the proceeds of the sale to fund the growth of its flexible packaging business.

Commenting on the pending transaction, William Austen, Bemis Company’s President and Chief Executive Officer, said, “Bemis is now positioned to dedicate all of our resources to accelerating strategic growth in our core flexible packaging business.  Our focus on increasing sales of value-added products for high barrier, medical, and pharmaceutical applications around the world will support our improving performance metrics as well as our organic and inorganic growth objectives.”  Further, Austen commented, “This transaction will provide an opportunity for the Pressure Sensitive Materials management team to execute its growth strategy as part of the Platinum Equity portfolio.”

The Pressure Sensitive Materials business segment includes manufacturing facilities located in Scranton, Pennsylvania; Columbus, Indiana; San Luis Potosi, Mexico; Soignies, Belgium; and Genk, Belgium, along with offices located in Stow, Ohio, and a worldwide sales and distribution network.

“We have developed a great relationship with Bemis and are pleased to have crafted a divestiture solution that meets their needs, while setting MACtac up for long-term success,” said Platinum Equity Partner Louis Samson, who leads the Platinum Equity team pursuing the acquisition.  “We believe the company is well positioned for growth, both organically and through prospective add-on investments.  We will provide MACtac the resources, support, and focus it needs to thrive as a standalone company.”

Platinum Equity has a highly specialized focus on business operations and 19 years of experience owning and operating businesses that have been acquired from large corporate parent companies.  Transactions Platinum Equity has completed over the last two years include carve outs from AP Moeller Maersk, CBS, Emerson, and Volvo.

Goldman, Sachs & Co. is acting as financial advisor and Baker & McKenzie LLP is acting as legal counsel to Bemis Company.

Forward-Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to the timing of government regulatory approval.  Actual future results and trends may differ materially from historical results or those projected in any such forward-

looking statements depending on a variety of factors, which are detailed in the Company’s regular SEC filings, including the most recently-filed Form 10-K for the year ended December 31, 2013.

About Bemis Company, Inc.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, Bemis is included in the S&P 500 index of stocks and reported 2013 net sales of $5.0 billion.  Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs approximately 19,000 individuals worldwide.  More information about Bemis is available at our website, www.bemis.com.

About Platinum Equity

Founded by Tom Gores in 1995, Platinum Equity is a global investment firm with more than $7 billion in assets under management and a portfolio of operating companies that generated approximately $15 billion in revenue in 2013.  Platinum Equity specializes in mergers, acquisitions and operations — a trademarked strategy the firm calls M&A&O®  — acquiring and operating companies in a broad range of business markets, including manufacturing, information technology, telecommunications, transportation and logistics, media, equipment rental, metals, and other industries.  Over the past 19 years, Platinum Equity has completed more than 150 acquisitions.  For more information, visit Platinum Equity’s website: www.platinumequity.com.

For additional information please contact:

Erin M. Winters

Director of Investor Relations

(920) 527-5288

Bemis Company Inc.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

Dan Whelan

Platinum Equity

(310) 282-9202